UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by registrant [X]
Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ] Preliminary proxy statement
[X] Definitive proxy statement
[   ] Definitive additional materials
[   ] Soliciting material pursuant to §240.14a-12

                                                             Forest Laboratories, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:
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2)   Aggregate number of securities to which transaction applies:
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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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4)   Proposed maximum aggregate value of transaction:
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5)   Total fee paid:
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[   ] Fee paid previously with preliminary materials:
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[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount previously paid:
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2)   Form, Schedule or Registration Statement No.:
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4)   Date filed:
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FOREST LABORATORIES, INC.
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NOTICE OF
2008 ANNUAL MEETING OF STOCKHOLDERS
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           The Annual Meeting of the Stockholders of Forest Laboratories, Inc. will be held on August 11, 2008 at 10:00 a.m., at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York. We are holding this meeting to:

1.       Elect the eight directors named in the attached Proxy Statement to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1);

2.       Adopt the Amended and Restated Certificate of Incorporation (Proposal 2);

3.       Ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009 (Proposal 3); and

4.       Transact such other business as may properly be brought before the meeting.

           The record date for the Annual Meeting is June 19, 2008. Only Forest stockholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of the Annual Report for the fiscal year ended March 31, 2008 is being mailed with this Proxy Statement.

           You are invited to attend the meeting. Whether or not you plan to attend the meeting, please vote by mail, by telephone, or on the Internet in order to be certain your shares are represented at the meeting.

                                                                                    By Order of the Board of Directors

                                                                                    WILLIAM J. CANDEE, III,
                                                                                    Secretary

July 1, 2008

New York, New York

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FOREST LABORATORIES, INC.
909 THIRD AVENUE
NEW YORK, NEW YORK 10022
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PROXY STATEMENT
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           This Proxy Statement contains information related to our Annual Meeting of Stockholders to be held on Monday, August 11, 2008, beginning at 10:00 a.m. at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York, and at any adjournments thereof. This Proxy Statement is being sent to stockholders on or about July 1, 2008. You should review this information together with our 2008 Annual Report to Stockholders, which accompanies this Proxy Statement.

Information about the Meeting

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors (the Board) of Forest Laboratories, Inc. (we or Forest or the Company) is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders (the meeting) to be held on Monday, August 11, 2008, or any adjournments of the meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q: Who can vote at the Annual Meeting?

A: Only stockholders of record as of the close of business on June 19, 2008 are entitled to vote at the meeting. On that date, there were 304,758,195 shares of our common stock (each, a share) outstanding and entitled to vote.

Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a "quorum" present in person or by proxy to hold the Annual Meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the Annual Meeting?

A: Three proposals are scheduled for a vote:

           ●     Election of eight directors named in this Proxy Statement to serve until the next Annual Meeting of Stockholders in 2009;

           ●     Adoption of the Amended and Restated Certificate of Incorporation; and

           ●     Ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

As of the date of this Proxy Statement, these three proposals are the only matters which our Board of Directors intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote FOR the election of each of the nominees for director; FOR the adoption of the Amended and Restated Certificate of Incorporation; and FOR the proposal to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

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Q: How do I vote before the meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed proxy card. Most of our stockholders may also vote their shares by telephone or the Internet. The instructions for voting by telephone or the Internet can be found with your proxy card. If you vote by telephone or the Internet, you do not need to return your proxy card. You may either vote "For" all the nominees to the Board of Directors of Forest or you may withhold authority to vote for any nominee(s) you specify. With respect to the adoption of the Amended and Restated Certificate of Incorporation and the ratification of the selection of BDO Seidman, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2009, you may vote "For" or "Against" or abstain from voting.

Q: May I vote at the meeting?

A: Yes, you may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting.

Q: How do I vote if my broker holds my shares in "street name"?

A: Shares held in "street name" are held in the name of your bank or broker. If your shares are held in a brokerage account in street name, they are not included in the total number of shares listed as owned by you on the enclosed proxy card. Your bank or broker will send you instructions on how to vote those shares.

Q: How many votes do I have?

A: Each share of common stock that you own as of June 19, 2008, entitles you to one vote on each matter voted upon at the Annual Meeting. On June 19, 2008, there were 304,758,195 shares of our common stock outstanding.

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card that you receive to ensure that all your shares are voted.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. You may withdraw your vote at the meeting and vote in person by giving written notice to our Corporate Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Corporate Secretary at the above address.

Q: How are my shares voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director, FOR the adoption of the Amended and Restated Certificate of Incorporation and FOR the ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009, and in the discretion of the persons named as proxies on all other matters that are properly brought before the meeting.

Q: What vote is required to elect Directors?

A: The eight nominees for election as directors who receive the highest number of "FOR" votes will be elected as directors. This number is a plurality. Abstentions will have no effect on the outcome of the voting to elect directors.

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Q: What vote is required to adopt the Amended and Restated Certificate of Incorporation?

A: For approval of this proposal, the proposal must receive the "FOR" vote of a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will have the same effect as a vote against the proposal.

Q: What vote is required to ratify the selection of BDO Seidman, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2009?

A: For approval of this proposal, the proposal must receive the "FOR" vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal.

Q: What is a broker non-vote?

A: When shares are held in "street name", a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. A broker non-vote is counted for the purpose of determining whether a quorum is present. Under the current rules of the New York Stock Exchange (NYSE), your broker is permitted to vote your shares on certain routine matters, such as the election of directors and the ratification of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009, even if you do not instruct the broker how to vote.

Q: Who will count the votes?

A: Votes will be counted by the two independent inspectors of election appointed for the meeting.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, by Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but The Proxy Advisory Group, LLC, our third party proxy solicitor, will be paid its customary fee, estimated to be about $12,000, if it renders solicitation services.

Q: How can I find out the results of the voting at the Annual Meeting?

A: Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the period ending September 30, 2008.

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SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

           The following table sets forth, as of June 19, 2008, the number of shares of common stock owned beneficially by any persons we know to be beneficial owners of more than five percent of our outstanding shares, each of our directors and each of our executive officers named in the Summary Compensation Table below and all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders (1)
Wellington Management Company, LLP 75 State Street Boston, MA 02109	44,049,838	14.45%
Clearbridge Advisors, LLC 399 Park Avenue New York, NY 10022	31,866,107	10.46%
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	32,482,080	10.66%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	31,357,731	10.29%
Vanguard Specialized Funds – Vanguard Health Care Fund 100 Vanguard Blvd. Malvern, PA 19355	29,266,300	9.60%
Named Executive Officers and Directors
Howard Solomon	6,511,427 (2)	2.14%
Lawrence S. Olanoff, M.D., Ph.D.	159,959 (3)	*
Nesli Basgoz, M.D.	16,000 (4)	*
William J. Candee, III	51,683 (5)	*
George S. Cohan	78,000 (6)	*
Dan L. Goldwasser	54,030 (7)	*
Kenneth E. Goodman	204,750 (8)	*
Lester B. Salans, M.D.	48,000 (9)	*
Elaine Hochberg	515,322 (12)	*
Francis I. Perier, Jr.	91,250 (10)	*
Ivan Gergel, M.D.**	68,250 (11)	*
All directors and executive officers as a group	8,114,027 (13)	2.66%

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* Less than 1%

** Dr. Gergel resigned effective March 31, 2008.

(1)     Based upon information set forth in an Information Statement on Schedule 13G filed by the beneficial owner with the Securities and Exchange Commission (SEC).

(2)     Includes shares of stock that are subject to a risk of forfeiture and includes 5,725,000 shares issuable pursuant to options that are exercisable within 60 days.

(3)     Includes shares of stock that are subject to a risk of forfeiture and includes 112,500 shares issuable pursuant to options that are exercisable within 60 days.

(4)     Includes shares of stock that are subject to a risk of forfeiture and includes 15,000 shares issuable pursuant to options that are exercisable within 60 days.

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(5)     Includes shares of stock that are subject to a risk of forfeiture and includes 46,000 shares issuable pursuant to options that are exercisable within 60 days.

(6)     Includes shares of stock that are subject to a risk of forfeiture and includes 50,000 shares issuable pursuant to options that are exercisable within 60 days.

(7)     Includes shares of stock that are subject to a risk of forfeiture and includes 50,000 shares issuable pursuant to options that are exercisable within 60 days. Does not include 21,680  shares owned by Mr. Goldwasser’s wife of which Mr. Goldwasser disclaims beneficial ownership.

(8)     Includes shares of stock that are subject to a risk of forfeiture and includes 4,000 shares issuable pursuant to options that are exercisable within 60 days.

(9)     Includes shares of stock that are subject to a risk of forfeiture and includes 30,000 shares issuable pursuant to options that are exercisable within 60 days.

(10)   Includes shares of stock that are subject to a risk of forfeiture and includes 465,762 shares issuable pursuant to options that are exercisable within 60 days and 45,504 shares which are pledged as security.

(11)   Includes shares of stock that are subject to a risk of forfeiture and includes 71,250 shares issuable pursuant to options that are exercisable within 60 days.

(12)   Includes 68,250 shares issuable pursuant to options that are exercisable within 60 days.

(13)   Includes shares of stock that are subject to a risk of forfeiture and includes 6,796,908 shares issuable pursuant to options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

           Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the Securities and Exchange Commission (SEC). Based on a review of our records and other information, we believe that during fiscal year 2008, our executive officers, directors and persons holding more than 10% of our common stock timely filed all Section 16(a) reports except for reports on Form 4 covering gifts of shares by Elaine Hochberg on August 24, 2006, December 11, 2006 and February 26, 2007 which were inadvertently filed late.

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PROPOSAL 1

ELECTION OF DIRECTORS

           Our entire Board of Directors is elected each year at the Annual Meeting of Stockholders. The Board is currently comprised of eight members. Each of the nominees listed below is an incumbent director whose nomination to serve for a one-year term was recommended by our Nominating and Governance Committee and approved by the Board. The eight nominees include five independent directors as defined in the NYSE rules and regulations.

           Each nominee elected as a director will continue in office until his successor has been elected and qualified or until his or her earlier death, resignation or retirement. Each person nominated has agreed to serve if elected.

           The persons named as proxies intend to vote the proxies FOR the election of each of the nominees unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. If for some reason one or more of the nominees is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for substitute nominees recommended by the Board.

           The following persons have been nominated as directors:

Name and Principal Occupation or Position	Age	Has Been a Director Since
Howard Solomon Chairman of the Board and Chief Executive Officer. Mr. Solomon has served as our Chief Executive Officer since 1977.	80	1964
Lawrence S. Olanoff, M.D., Ph.D. President and Chief Operating Officer since October 2006. President and Chief Executive Officer at Celsion Corporation from July 2005 to October 2006. For the ten years prior to July 2005, Dr. Olanoff served as Executive Vice President – Chief Science Officer at Forest.	56	2006
Nesli Basgoz, M.D. Associate Chief for Clinical Affairs, Division of Infectious Diseases, Massachusetts General Hospital (MGH). Dr. Basgoz previously served as Clinical Director, Infectious Diseases Division of MGH and serves as Associate Professor of Medicine, Harvard Medical School.	50	2006
William J. Candee, III Co-Chairman of the Board of Directors and a principal of TXX Services, LLC, a transportation company with operations in New York, New Jersey and Connecticut. For more than 5 years prior to June 2004, Mr. Candee was a member of or of counsel to the law firm of Rivkin Radler, LLP.	81	1959
George S. Cohan President, The George Cohan Company, Inc., consultants, since June 1989.	84	1977
Dan L. Goldwasser Shareholder, Vedder Price, P.C., Attorneys at Law, since May 1992.	68	1977
Kenneth E. Goodman Former President and Chief Operating Officer of Forest (December 1998 to September 2006). For eighteen years prior thereto, Mr. Goodman served as Vice President – Finance and Chief Financial Officer and in addition served as Executive Vice President – Operations since February 1998.	60	1998
Lester B. Salans, M.D. Clinical Professor and member of the Clinical Attending Staff Internal Medicine, Mount Sinai Medical School. Prior thereto Dr. Salans was Vice President – Research at Sandoz Pharmaceutical Corporation.	72	1998

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CORPORATE GOVERNANCE

           We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics

           All of our employees, including our Chief Executive Officer (CEO), Chief Financial Officer (CFO), all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the "Corporate Governance" link in the "Investors" section of our website at www.frx.com. The Code of Business Conduct and Ethics is also available in print to any requesting stockholder. We will post any amendments to or waivers of our Code of Business Conduct and Ethics on our website.

Corporate Governance Guidelines

           Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating and Governance Committee and the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the "Corporate Governance" link in the "Investors" section of our website at www.frx.com. The Corporate Governance Guidelines are also available in print to any requesting stockholder.

Disclosure, Legal Compliance and Risk Management Committee

           The Disclosure, Legal Compliance and Risk Management Committee (the Disclosure Committee) is made up of the following members of senior management: Chief Operating Officer (COO), CFO, Senior Vice President – Scientific Affairs, Chief Commercial Officer and Vice President – General Counsel. The primary purpose of the Disclosure Committee is to review and evaluate our disclosure documents, to develop and monitor a program of risk assessment and management and to evaluate legal compliance and compliance with our Code of Business Conduct and Ethics. The Disclosure Committee met four times during the fiscal year ended March 31, 2008. The Disclosure Committee does not have oversight responsibility for financial matters, including financial statements and systems of internal control over financial reporting, which are monitored by the Company’s Audit Committee.

Compliance Committee

           We have established a Compliance Committee chaired by our President and COO. Our Compliance Committee is responsible for overseeing our program for compliance with applicable laws and regulations specific to the pharmaceutical industry. The Compliance Committee includes senior management and senior departmental personnel from various corporate divisions (marketing, contract-customer operations, medical and scientific affairs, sample policy compliance, operations, corporate quality management, internal audit and legal counsel). Other personnel are invited to participate from time to time as specific issues warrant. The Committee meets approximately every six weeks to review issues related to our Comprehensive Compliance Program, establish and approve compliance policies and provide support, guidance and advice to our Director of Compliance regarding the compliance program.

Certain Relationships and Related Persons Transactions

           David Solomon, our CEO’s son, has been employed by Forest since March 26, 2001. Mr. Solomon’s position is Vice President – Business Development and Strategic Planning. During the 2008 fiscal year, Mr. Solomon’s total compensation was approximately $417,000 and he was awarded stock options covering 25,000 shares and restricted stock awards covering 12,000 shares under the 2007 Equity Incentive Plan in connection with his employment with Forest.

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BOARD MEETINGS; COMMITTEES

Board of Directors Meetings and Attendance of Directors

           The Board held five meetings during the fiscal year ended March 31, 2008. During fiscal year 2008, each of the then serving incumbent directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All members of the Board who were then in office attended our 2007 Annual Meeting of Stockholders.

Director Independence

           The Board has affirmatively determined that the following directors have no material relationship with us and are independent within the meaning of Securities Exchange Act Rule 10A-3 and within the NYSE definition of "independence": Nesli Basgoz, M.D., William J. Candee, III, George S. Cohan, Dan L. Goldwasser and Lester B. Salans, M.D. To assist in making the independence determination, the Board has adopted Director Qualification Standards as part of our Corporate Governance Guidelines. The Director Qualification Standards satisfy the NYSE independence requirements. A copy of these standards is attached to this Proxy Statement at Appendix A. Independent directors receive no compensation from us for service on the Board or the Committees other than directors’ fees and non-discretionary grants under our Equity Incentive Plan.

Executive Sessions; Presiding Director

           As required by the NYSE listing standards, our non-management directors meet in executive session at which only non-management directors are present on a regularly scheduled basis. Our non-management directors choose the presiding director for each meeting by majority vote on a meeting by meeting basis.

Communications with Directors

           You may contact the entire Board of Directors, any Committee, the non-management directors as a group or any individual director by calling our Audit Committee Hotline at 1-800-461-0825. An outside vendor collects all reports or complaints and delivers them to the Audit Committee. The Audit Committee will forward all correspondence to the appropriate director or group of directors. You are also welcome to communicate directly with the Board at the Annual Meeting of Stockholders.

Board Committees

           The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. All of the members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent directors within the meaning of the NYSE Listing Standards and Securities and Exchange Act of 1934 Rule 10A-3. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Forest. The Board-approved charters of each of the Committees are available on our website under the "Investors" link at www.frx.com. The charters are also available in print to any requesting stockholder.

            Audit Committee. For the fiscal year ended March 31, 2008, the Audit Committee consisted of William J. Candee, III (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D. The Board has determined that Dan L. Goldwasser qualifies as an "audit committee financial expert" for purposes of the federal securities laws.

           The Audit Committee’s primary responsibilities are to: (i) oversee our financial reporting principles and policies and internal control systems, including review of our quarterly and annual financial statements; (ii) review and monitor the performance and independence of our independent registered public accounting firm and the performance of the internal auditing department; (iii) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the Board; and (iv) appoint (subject to stockholder ratification), evaluate, compensate and where appropriate, terminate and replace our independent registered public accounting firm. The Audit Committee held seven meetings during fiscal 2008.

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            Compensation Committee. The Compensation Committee is composed of Messrs. Candee, Cohan, Goldwasser (the Chairman) and Dr. Salans. Pursuant to the Compensation Committee Charter, the Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers and (ii) producing an annual report on executive compensation for inclusion in our Proxy Statement in accordance with applicable rules and regulations. During the fiscal year ended March 31, 2008, the Compensation Committee held two meetings at which the Committee made recommendations concerning annual base salary and bonus for our executive officers for the 2008 calendar year and made recommendations as to the grant of stock options and stock awards to these executive officers.

            Nominating and Governance Committee. The Nominating and Governance Committee is composed of Messrs. Candee (the Chairman), Cohan, Goldwasser and Dr. Salans. The Committee’s responsibilities include (i) identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (ii) developing and recommending to the Board the Corporate Governance Guidelines; and (iii) overseeing evaluation of the Board and management. The Nominating Committee held one meeting during fiscal 2008.

           The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that its process for identifying and evaluating nominees is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further Forest’s purposes. Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating and Governance Committee, c/o the Corporate Secretary, Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022. All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.

           The Nominating Committee will consider, among other factors, the following to evaluate recommended nominees:

●	The Board’s current composition, including expertise, diversity, balance of management and non-management directors;
●	Independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and Forest’s policies and procedures; and
●

The general qualifications of potential nominees, including, but not limited to: personal integrity, loyalty to Forest and concern for its success and welfare; experience at strategy and policy setting level; high-level leadership experience in business; breadth of knowledge about issues affecting Forest; an ability to work effectively with others; sufficient time to devote to Forest; and freedom from conflicts of interest.

Named Executive Officers of Forest

Name	Age	Position with Forest
Howard Solomon	80	Chairman of the Board and Chief Executive Officer
Lawrence S. Olanoff, M.D., Ph.D.	56	President and Chief Operating Officer
Elaine Hochberg	51	Senior Vice President – Marketing and Chief Commercial Officer
Francis I. Perier, Jr.	48	Senior Vice President – Finance and Chief Financial Officer
Ivan Gergel, M.D.*	48	Senior Vice President – Scientific Affairs

* Dr. Gergel resigned effective March 31, 2008.

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           Set forth below is certain biographical information concerning our executive officers who are not also directors:

           Elaine Hochberg is our Senior Vice President – Marketing since December 1999 and Chief Commercial Officer since December 2007. Ms. Hochberg joined us in June 1997 as Vice President – Marketing of our wholly-owned subsidiary Forest Pharmaceuticals, Inc. In February 1998, she was promoted to Vice President – Marketing. Prior to joining us in 1997, Ms. Hochberg was Assistant Vice President – Marketing at Wyeth-Lederle Laboratories.

           Francis I. Perier, Jr. is our Senior Vice President – Finance and Chief Financial Officer since September 2004. From March 2004 until joining us in September 2004, Mr. Perier was Vice President – Finance – Operations Planning – Americas Medicines at Bristol-Myers Squibb. For eight years prior to March 2004, Mr. Perier served in senior financial positions at Bristol-Myers Squibb including four years as Vice President – Finance, Planning, Business Development and Information Technology at its ConvaTec Division. Prior to that, Mr. Perier had been a partner at Deloitte & Touche, LLP.

           Dr. Ivan Gergel served as our Senior Vice President – Scientific Affairs from March 19, 2005 through March 31, 2008, the effective date of his resignation. From January 2000 until May 2005, Dr. Gergel served as our Vice President – Clinical Development and Medical Affairs and from January 2005 also served as our Chief Medical Officer. Dr. Gergel joined us in June 1998 as Executive Director, Clinical Research. Prior to joining Forest, Dr. Gergel was Group Director – Clinical Research and Medical Affairs at SmithKline Beecham.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

           The Compensation Committee of the Board of Directors (the Committee) is responsible for setting and administering the policies that govern executive salaries, cash bonus awards and equity incentive awards. The Committee reviews and approves, or in some cases recommends for the approval of the full Board of Directors, the annual compensation, including equity grants, for Forest’s executive officers, including the Chairman of the Board and Chief Executive Officer (CEO), the President and Chief Operating Officer (COO), the Senior Vice President – Marketing and Chief Commercial Officer, the Senior Vice President – Finance and Chief Financial Officer and the Senior Vice President – Scientific Affairs (the Named Executive Officers). The Committee operates pursuant to a charter that further outlines the Committee’s specific authority, duties and responsibilities.

Objectives of Compensation Program

           The primary objective of the Company’s compensation program, including its executive compensation program, is to structure compensation to allow it to attract, motivate and retain outstanding personnel. The Committee believes that attracting and retaining the right personnel is a key element in supporting Forest’s long-term performance and creating stockholder value. The Committee strives to ensure that Forest’s compensation program is fair and reflective of current market compensation trends, and aligns the interests of the Company’s management and stockholders in support of Forest’s long-term financial performance.

What the Compensation Program is Designed to Reward

           The compensation program for the Company’s executives is designed to reward their contributions to Forest’s achievements in a highly competitive environment, long-term strategic management and enhancement of stockholder value. In order to measure the contributions of the executive officers, the Committee reviews financial information, including changes in revenues and earnings per share during the prior fiscal years, and reports relating to various corporate achievements during the prior fiscal year.

           In this connection, the Chairman of the Committee prepares and reviews with the Committee: (i) a comparative analysis of the Company’s financial results and of compensation practices of other companies within its peer group; (ii) factors that may be unique to Forest’s performance over the past year; and (iii) comparisons of compensation increases as between executive and non-executive employees and new hires and continuing employees.

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            Peer Group. To evaluate the competitive strength of the Company’s compensation levels, the Chairman of the Committee selected a peer group of pharmaceutical companies from proxy materials of comparable companies provided by management and gathered independently and a survey of compensation practices in the pharmaceutical industry prepared by Towers Perrin, a consulting firm specializing in compensation issues. The companies which made up the Company’s peer group for fiscal year 2008 were: Allergan Inc., Amgen Inc., Cephalon, Inc., Genentech Inc., Genzyme Corporation, Gilead Sciences Inc., King Pharmaceuticals, Inc., Schering Plough Corp., Sepracor, Inc. and Celgene Corp. In addition to the above companies which were selected based on their comparable annual sales, this year the Committee also reviewed compensation at certain larger pharmaceutical companies (Bristol-Meyers Squibb Co., Merck & Co., Inc. and Pfizer Inc.) that Forest competes with for executive talent.

Elements of the Compensation Plan, Why Each
Element is Chosen and How it Relates to the Company’s Objectives

           The two principal elements comprising executive compensation are cash and equity. The cash element is divided into base salary and annual bonus and the equity element is divided into grants of stock options and restricted stock awards which are subject to a risk of forfeiture (stock awards). These elements complement each other and give the Committee flexibility to create compensation packages that provide short and long-term incentives and are competitive, yet in line with Forest’s approach to compensation. Such approach allows the executive sufficient cash to be competitive with other employment opportunities, while at the same time providing them with a strong incentive to maximize value for the Company’s stockholders.

            Cash Compensation:

            Base Salary. Base salary is the primary fixed element in the Company’s compensation program. Base salary is intended to provide an element of certainty and security to the executive officers on an ongoing basis. Executive salaries are reviewed on an annual basis (with adjustments generally taking effect on January 1), as well as at the time of a promotion or other material change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the salaries paid to persons in similar positions by pharmaceutical companies in this year’s peer group, and have generally been in the lower range of such benchmark data. The Committee also takes into account the methods and percentages used by management to determine annual base salary increases for the Company’s non-executive employees when determining the appropriate percentage increases to be paid to its executives.

            Bonus. The annual cash bonus program is "at risk" compensation designed to reward the Company’s executive officers for achievement of key operational goals that the Committee believes will provide the foundation for creating long-term stockholder value. The Committee does not use a formula to determine bonuses but rather reviews performance during the prior year, taking into account significant accomplishments, revenues and changes in the Company’s earnings per share. In addition to the foregoing, as is the practice in the context of salary reviews, the Committee also reviews bonus payments made by companies in the peer group to their employees including their executive officers. Finally, the Committee reviews the procedures and general standards used to determine bonuses with respect to employees at all levels within Forest, and reviews the range of percentages applied to award bonuses at the various levels to assist in determining the appropriate percentages to be applied in determining bonus awards to its executives.

             Equity Awards:

           Given the long-term nature of the achievement of key objectives in the pharmaceutical business, the Company believes that incentivizing executives to focus on long-term performance is of particular importance. The Company believes that one of the most effective ways to accomplish this objective is to provide executive officers with equity awards. Equity ownership also aligns the interests of executive officers with those of their fellow stockholders since its value is dependent on the value of the Company’s stock. Equity awards are typically subject to vesting or forfeiture provisions which operate to help encourage employees to maintain their employment with Forest. For these reasons, equity compensation is typically the largest element of the total annual compensation of the Named Executive Officers.

            Stock Options. Stock options are granted to executives as an incentive to create long-term stockholder value. The award of stock options achieves this purpose since the options only provide value to the executive over time as and if there is growth in the market price of the Company’s shares.

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            Stock Awards. At the 2007 Annual Stockholders Meeting, the stockholders approved the adoption of the Company’s 2007 Equity Incentive Plan. As a result the Committee has incorporated stock awards as a core component in Forest’s executive compensation package. The issuance of stock awards encourages achievement of long-term performance goals and acts as a retention tool. Since the present value of a share of a stock award is greater than the present value of a stock option covering an equal number of shares determined in accordance with the Black-Scholes method, the Committee can grant stock awards covering fewer shares while preserving a comparable value of the total equity awards to employees.

           Equity awards granted to the Company’s CEO and COO generally vest on the same schedule as applies to equity grants to the independent members of the Board of Directors. Thus, options generally vest in full on the six-month anniversary of the date of grant and the restrictions applicable to stock awards lapse as to 25% of the shares on the six-month anniversary of the date of grant and on each of the first, second and third anniversaries of the date of the grant.

           Stock options awarded to other executive officers generally vest as follows: 15% of the shares underlying the option vests on the first, second, third and fourth anniversaries of the date of the grant and the remaining 40% vests on the fifth anniversary. The Committee also approved a vesting schedule for stock awards under which 25% of the shares vest on each of the first four anniversaries of the date of the grant. The Committee believes these vesting schedules contribute significantly to the retention of the Company’s executives, because they must remain employed with the Company for a specific period of time before they can realize value from the equity awards.

           All equity grants to executive officers are approved by the Committee, and except for equity grants which are approved by the Committee at special meetings held in connection with a newly hired officer, such equity grants are approved at the Committee’s December meeting which is scheduled at the beginning of each fiscal year. The exercise price of each stock option awarded is the average of the high and low prices of a share of Forest’s common stock on the NYSE on the date of the option grant. The Committee does not backdate stock options, grant options retroactively, reprice options, or grant options with regard to the announcement of favorable or unfavorable information. The Company does not currently have guidelines or requirements relating to ownership of its stock by executive officers because it believes that other current elements of compensation, specifically equity awards, provide sufficient ability and encouragement to own its stock.

How the Committee Chose Amounts: Evaluation
of Forest’s Performance and Basis for 2008 Compensation

           The Committee meets annually in December to determine compensation levels for the next calendar year, and to award bonuses for performance during the concluding year. In determining and making recommendations regarding compensation, the Committee evaluates the performance achievements of the individual and of Forest during the year from the perspectives of both long-term growth and current results. Specifically, this year the Committee (i) reviewed management’s proposed plan for bonus compensation including the use of the Company’s new equity incentive plan, (ii) reviewed management’s recommendation for compensation of the executive officers other than the CEO and COO and (iii) set the 2007 bonus and 2008 base compensation for the CEO and COO.

           In November 2007, the Chairman of the Committee circulated to the members of the Committee a report highlighting some of the factors he considered relevant to the Committee’s determination of executive officer compensation for the calendar year 2008. As described above it included data from a survey of executive compensation in the pharmaceutical industry prepared by Towers Perrin compensation consultants and a report from management regarding Forest’s principal achievements during calendar year 2007.

           The Committee specifically reviewed and discussed the findings set forth in the report and took note of the accomplishments of Forest during 2007, especially the sales and marketing effort that resulted in the continued strong growth in sales of the Company’s promoted products, in particular increased sales of Lexapro®, Namenda® and Benicar®. The Committee also noted the increase in earnings per share from $1.41 at the end of fiscal 2007 to a projected $3.03 at the end of fiscal 2008 (including unbudgeted license fees and acquisition costs). The Committee discussed the Company’s successful completion of two licensing transactions, including the acquisition of rights to linaclotide from Ironwood Pharmaceuticals, Inc. (formerly Microbia, Inc.), as well as one company acquisition (Cerexa) during calendar year 2007 and reviewed the status of various products in the clinical development stage or trial stages (noting that two research and development programs had been terminated).

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           The Committee acknowledged the Company’s relatively slow growth in reported earnings over the past several years from approximately $838 million in fiscal 2005 to $967 million in fiscal 2008 and the recent decline of the Company’s share price from $55 per share early in 2007 to approximately $39 as of the time of the report. However, the Committee believed that recently completed licensing transactions and continued development of the Company’s pipeline would support the Company’s future growth and performance, and noted that that belief appeared to be shared by analysts at both Credit Suisse and Lehman Brothers, who follow the Company and had published share price targets substantially in excess of current levels.

           The Committee considered compensation information from the Towers Perrin survey and from proxy statements of companies in the Company’s peer group along with recommendations from management. With respect to Named Executive Officers other than the CEO and COO, the Committee used the Towers Perrin survey specifically focusing on the compensation arrangements of the highest tenth percentile of pharmaceutical companies with annual revenues of up to $5 billion and the bottom tenth percentile of companies with annual revenues of more than $5 billion. With respect to the CEO and COO, the Committee reviewed the compensation arrangements for comparable positions included in the proxy information specifically focusing on the three companies considered most comparable (Allergan, Inc., Genzyme Corp. and Gilead Sciences, Inc.) in sales, earnings and business models. The determination of which companies were used for specific officers was justified because the Committee assumed that the risk of losing either of the Company’s CEO or COO to a competitor is relatively small. This data revealed that the total cash compensation paid to Mr. Solomon and Dr. Olanoff in fiscal year 2007 was below the average levels paid by members of the peer group to officers holding comparable positions. Mr. Solomon was granted less equity compensation and Dr. Olanoff was granted more equity compensation than the comparable executives in the peer group (in each case, based on the Black-Scholes valuation method). The Committee noted that it nevertheless found that the equity compensation paid to Dr. Olanoff was reasonable in light of various factors, including the relatively high number of direct reports that he has.

           The Committee considered one of its duties for fiscal 2008 to update the compensation practices to better reflect the Company’s business strategy. The Committee recognized that Forest’s business model is to identify, evaluate, acquire, develop and market pharmaceutical products. Since the Company has advanced to a new level requiring it to seek products at an earlier stage in their development and products with a larger market potential, it needs to attract and maintain executives with a level of skills suited to these challenges. Historically, Forest has hired a significant majority of its executives from major pharmaceutical companies. To maintain this practice and induce such executives to join Forest and to decrease the attraction of the major pharmaceutical companies for its current executives, it is important that the Company’s compensation scheme be commensurate with that of the major pharmaceutical companies.

           With respect to equity awards, the Committee determined the aggregate amount of equity awards granted to each officer with the goal to awarding approximately the same monetary value, using the Black-Scholes method to determine the value of stock options, as was awarded for the 2007 calendar year. The Committee also gave consideration to the appropriate size of each equity award based on comparable information on awards provided to persons occupying the same position at comparable companies, and taking into account the number of shares granted pursuant to equity awards to other executive officers of Forest. In determining the allocation between stock options and stock awards granted to executive officers, the Committee adopted a general rule of 2/3 stock options and 1/3 stock awards, which allocation takes into account the higher present value of stock awards.

           In addition to the above factors, the Committee considered the following in setting the amounts of compensation of the Named Executive Officers: (i) the maintenance of a rational scheme of compensation for Forest’s executives, (ii) the need to make sure that any increases granted to the Company’s executive officers are in line with increases granted to non-executive officers and (iii) the need to make the compensation competitive enough to discourage executive officers from seeking employment at other major pharmaceutical companies. (This last factor was not a significant factor in determining the compensation of the CEO and COO.)

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Named Executive Officer Compensation

            Chief Executive Officer. Following its discussion and analysis of the above factors, and specifically taking note of Mr. Solomon’s contribution toward achievement of objectives relating to long-term growth strategies during the year and the compensation paid to CEOs from the peer group, the Committee approved the following compensation for Mr. Solomon: an increase in salary of approximately 4% to $1,200,000 and a 2007 bonus of $635,000, approximately 55% of his base salary, which reflected an increase of $35,000 over his bonus for the previous year. With respect to long-term incentive compensation, the Committee granted Mr. Solomon stock options covering 125,000 shares and stock awards covering 60,000 shares.

            Chief Operating Officer. Based on the Committee’s discussion and analysis of the above factors and specifically reviewing the roles of the President and COO, taking note of the number of direct reports and the level of responsibility associated with such positions and compensation paid to COOs from the Company’s peer group, the Committee approved the following compensation for Dr. Olanoff: an increase in salary of approximately 4% to $785,000 and a 2007 bonus of $400,000, approximately 53% of his base salary. With respect to long-term incentive compensation, the Committee granted Dr. Olanoff stock options covering 75,000 shares and stock awards covering 40,000 shares.

            Other Named Executive Officers. Following the Committee’s discussion and analysis of the above factors, and specifically taking note of management’s recommendations, the Committee reviewed and recommended the following compensation with respect to Ms. Hochberg, Mr. Perier and Dr. Gergel: (i) Ms. Hochberg received an increase in salary of 5% to $584,500 and a 2007 bonus of $280,000, equaling 50.3% of her base salary which reflected an increase of $30,000 over the previous year; with respect to long-term incentive compensation, Ms. Hochberg was granted stock options covering 50,000 shares and stock awards covering 25,000 shares; (ii) Mr. Perier received an increase in salary of 4% to $541,000 and a 2007 bonus equaling 46.1% of his base salary, or $240,000, which reflected an increase of $5,000 over the previous year; with respect to long-term incentive compensation, Mr. Perier was granted stock options covering 50,000 shares and stock awards covering 20,000 shares; (iii) Dr. Gergel received an increase in salary of approximately 3.5% to $565,000 and a 2007 bonus of $200,000, equaling 36.6% of his base salary, which reflected a decrease of $50,000 over the previous year; with respect to long-term incentive compensation, Dr. Gergel was granted stock options covering 30,000 shares and stock awards covering 15,000 shares.

           The Committee believed that the above figures were reasonable given the successful operations, the strong marketing performance and the completion of acquisitions by Forest during the past year and the comparable figures for the equivalent executive officers at the companies listed in the survey. The compensation approved for each Named Executive Officer is more specifically set forth in the Summary Compensation Table on Page 17 of this Proxy Statement.

            Other Executive Officers. The Committee, along with Mr. Solomon and Dr. Olanoff, also reviewed and approved merit increases to salary, bonuses and equity awards for the other executive officers based on the criteria and pursuant to the process described above. Specifically they focused on each proposal for salary, bonus and equity award grants.

Post-Termination and Other Benefits

           Each of the benefits described below was chosen to support the Company’s objective of providing a competitive pay package. The Company does not offer guaranteed retirement or pension plan benefits. Instead, it provides its executive officers with the opportunity to accumulate sufficient wealth to provide for their own retirement income through the equity awards they are granted and the post retirement benefits described below. These post retirement benefits have been historically provided by the Company on the same terms and conditions and, except for the benefits under the deferred compensation plan and the perquisites, are contractual obligations between the Company and certain Named Executive Officers. These benefits were not materially changed by the Committee during the 2008 fiscal year.

            Severance Payments. The Company may terminate each of its Named Executive Officer’s employment at any time with or without cause, or by reason of death or disability. Additionally, each executive officer may resign at any time without good cause. In order to attract talented executive personnel and be consistent with peer company norms, Forest currently has offer letters with several executive officers, including Dr. Olanoff and Mr. Perier. These letters initially provide for a severance guarantee for the three year period commencing as of the executive’s start date, or if longer, for a one year severance period following his termination of employment. The Committee believes that the initial three year period is appropriate to provide security to new officers who are leaving other employment to join the Company. The guaranty is triggered if the executive is terminated by the Company without Cause or resigns for Good Reason (each as defined in the agreement). A more detailed description of the severance arrangements with the Company’s Named Executive Officers (including the amounts payable thereunder) can be found under the heading "Post-Termination Benefits and Change in Control" on Page 22 of this Proxy Statement.

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            Deferred Compensation. The Company maintains a nonqualified Deferred Compensation Plan for the benefit of certain executive officers, including its Named Executive Officers. Such plans are common within the Company’s competitive peer group. Under this plan, full time salaried employees who have an annual base salary of at least $150,000 may defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Deferred amounts may be invested among several investment programs at the participant’s option. Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the plan. The Company does not match any of these funds. Further information on the deferred compensation payable to its Named Executive Officers can be found under the heading "Nonqualified Deferred Compensation" on Page 21 of this Proxy Statement.

            Retiree Medical Benefits. On December 1, 1989 the Board authorized the grant of certain lifetime medical insurance benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers. The benefit was subsequently discontinued and the only executive officer employed with Forest eligible for such benefit is Mr. Solomon. This benefit is further described under the heading "Benefits Continuation Agreements" on Page 23 of this Proxy Statement.

            Change in Control Agreements. The Company has entered into change in control agreements with several key employees, including each of its Named Executive Officers. Each individual has made a significant contribution to Forest and has knowledge and understanding of Forest and its operations which would be important to maintaining continuity of operations in the event of a change in control. Each agreement becomes effective only upon the occurrence of a defined change in control. Each agreement provides that the executive is entitled to his or her salary, a non-discretionary bonus and benefits for a three year period following a change in control if the executive’s employment is terminated during such period by the Company without Cause or by the executive for Good Reason.

           The agreements serve to align the executive officers interests with those of the stockholders during a potential change in control, by eliminating potential distraction arising from personal concerns regarding job security. In addition, the Company believes that these agreements encourage continued dedication to assigned duties during periods involving a possible change in control of Forest and protect the earned benefits of the officer against adverse changes resulting from a change in control. These agreements are described in further detail under the heading "Change in Control" on Page 23 of this Proxy Statement.

            Perquisites. The Company provides certain executive officers, including the Named Executive Officers with certain perquisites that the Committee believes are reasonable and consistent with Forest’s overall compensation program. The cost of the perquisites to the Company is set forth in the "Summary Compensation Table" on Page 17 of this Proxy Statement under the heading "All Other Compensation" and are described further in footnote 3 to the table. Forest does not believe that the perquisites provided to executive officers form a material part of their compensation. The Company does not provide loans to executive officers. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

Certain Tax and Accounting Considerations: Deductibility
of Executive Compensation

           Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1,000,000 paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers. The Company considers the impact of this deductibility limitation on its compensation program, but recognizes that there may be cases in which authorized compensation exceeds the limits contemplated in Section 162(m).

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           Current accounting rules, including Statement on Financial Accounting Standards No. 123R (FAS 123R), "Share-Based Payment," require the Company to record as an expense the estimated fair market value of stock option grants and stock awards, which reduces the Company’s reported profits. The Committee considers this expense when determining the types and values of equity awards to be granted to employees, including Named Executive Officers.

Compensation Committee Report (1)

           We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2008 Stockholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the Proxy). Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in Forest’s Proxy.

                                                                                                     Compensation Committee

                                                                                                     Dan L. Goldwasser (Chairman)
                                                                                                     William J. Candee, III
                                                                                                     George S. Cohan
                                                                                                     Lester B. Salans, M.D.

___________________

(1)     Notwithstanding anything to the contrary set forth in any of Forest’s previous or future filings under the Securities Act of 1933 or the 1934 Act, the Report on Executive Compensation by the Compensation Committee shall not be incorporated by reference in any such filings.

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EXECUTIVE COMPENSATION

           The following table sets forth compensation for our CEO, CFO and each of our other three most highly compensated executive officers during fiscal year ended March 31, 2008 (our Named Executive Officers).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($) (1)
Howard Solomon, Chairman and Chief Executive Officer	2008 2007	1,162,500 1,105,000	635,000 600,000	217,321 (2) --	2,939,421 (2) 3,616,690 (4)	116,561 (3) 80,592 (5)	5,070,803 5,402,282
Lawrence S. Olanoff, M.D., Ph.D., President and Chief Operating Officer (6)	2008 2007	758,750 317,708	400,000 100,000	144,881 (2) --	1,590,509 (2) 360,717 (4)	100,463 (3) 37,546 (5)	2,994,603 815,971
Elaine Hochberg, Senior Vice President – Marketing and Chief Commercial Officer	2008 2007	563,500 536,625	280,000 250,000	67,913 (2) --	1,317,342 (2) 1,803,394 (4)	74,035 (3) 66,788 (5)	2,302,790 2,656,807
Francis I. Perier, Jr., Senior Vice President – Finance and Chief Financial Officer	2008 2007	525,250 501,250	240,000 235,000	54,330 (2) --	913,113 (2) 684,830 (4)	64,186 (3) 61,267 (5)	1,796,879 1,482,347
Ivan Gergel, M.D., Senior Vice President – Scientific Affairs (7)	2008 2007	551,125 526,625	200,000 250,000	40,748 (2) --	832,774 (2) 779,535 (4)	60,537 (3) 506,075 (5)	1,685,184 2,062,235
(1)

There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts. In addition, none of the Named Executive Officers are eligible for pension benefits as Forest does not have a defined benefit program.

(2)

Represents the amount of compensation cost recognized by us in fiscal year 2008 related to stock awards and stock options granted in fiscal year 2008 and prior years, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). For a discussion of valuation assumptions with respect to the 2008 fiscal year, see Note 1 to our 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2008. Please see the "Grants of Plan-Based Awards" table on Page 18 of this Proxy Statement for more information regarding stock awards granted in fiscal year 2008.

(3)

This amount includes group term life insurance and compensation credited to the Named Executive Officers pursuant to our Savings and Profit Sharing Plan. This plan covers our employees and the employees of certain of our subsidiaries. These employees become participants in the plan if they are employed for at least six months prior to the plan year-end. The Board makes contributions to the plan at its discretion, however the contribution base may not exceed 25 percent of the individual plan participant’s gross salary (up to a maximum salary of $225,000), including allocated forfeitures for the plan year. Plan participants vest over a period of one to five years of credited service. This amount also includes perquisites provided to our Named Executive Officers which have an aggregate value exceeding $10,000, including costs associated with company cars (including insurance), company provided lunches and membership dues. With respect to Dr. Olanoff, this amount also includes costs associated with car service which totaled $47,700 for fiscal year 2008 and with respect to Mr. Solomon this amount includes $25,000 of medical expenses provided to Mr. Solomon under a supplemental medical plan.

(4)

Represents the amount of compensation cost recognized by us in fiscal year 2007 related to stock options granted in fiscal year 2007 and prior years, as described in SFAS 123R. For a discussion of valuation assumptions, see Note 1 to our 2007 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2007.

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(5)

This amount includes group term life insurance and compensation credited to the Named Executive Officers pursuant to our Savings and Profit Sharing Plan described under footnote 3 above. For fiscal year 2007 the contribution base was capped at 25 percent of the individual plan participant’s gross salary (up to a maximum salary of $220,000), including allocated forfeitures for the plan year. This amount also includes perquisites provided to our Named Executive Officers which have an aggregate value exceeding $10,000, including costs associated with company cars (including insurance), company provided lunches, membership dues, car service for Dr. Olanoff and relocation costs paid for Dr. Gergel. The total amount associated with relocation expenses for Dr. Gergel was $451,020 which consisted of $281,046 of actual relocation expenses and $169,974 in connection with related tax payments paid by us. The relocation expenses included $120,548 of costs associated with the purchase of Dr. Gergel’s new residence, $109,438 of costs associated with the sale of his previous residence, and $51,060 of miscellaneous expenses associated with his relocation.

(6)	Dr. Olanoff commenced his employment as our Chief Operating Officer effective October 30, 2006.
(7)	Dr. Gergel resigned as our Senior Vice President – Scientific Affairs effective March 31, 2008.

GRANTS OF PLAN-BASED AWARDS

           The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended March 31, 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)

Howard Solomon	12/06/07	60,000 (1)	125,000 (2)	37.2550	37.2550
Lawrence S. Olanoff, M.D., Ph.D.	12/06/07	40,000 (1)	75,000 (2)	37.2550	37.2550
Elaine Hochberg	12/06/07	25,000 (3)	50,000 (4)	37.2550	37.2550
Francis I. Perier, Jr.	12/06/07	20,000 (3)	50,000 (4)	37.2550	37.2550
Ivan Gergel, M.D.	12/06/07	15,000 (3)	30,000 (4)	37.2550	37.2550

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(1)

The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six month anniversary of the grant date and as to 25% of the shares covered by the award on each of the first three anniversaries of the grant date.

(2)	The stock option has a term of ten years and becomes exercisable as to all of the shares covered by the option on the six month anniversary of the grant date.
(3)	The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first, second, third and fourth anniversaries of the grant date.
(4)

The stock option has a term of ten years and vests and is exercisable as to 15% of the shares covered by the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% of the shares covered by the option on the fifth anniversary of the grant date.

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Narrative Addendum to the Summary Compensation
Table and Grants of Plan-Based Awards

Equity Plans

           The only long-term incentive compensation plan pursuant to which we presently grant equity awards is our 2007 Equity Incentive Plan (the Equity Plan). Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted stock options to purchase shares of common stock at a price per share fixed by the Board, stock awards, stock appreciation rights and stock equivalent units (the Awards). The exercise price of all options, including Incentive Stock Options (ISOs) as defined by Section 422 of the Internal Revenue Code of 1986 (the Code), is the fair market value on the date of the grant. In fiscal 2008, we granted only restricted stock awards and stock options. All of our employees, our subsidiaries’ employees and our non-employee directors are eligible to receive Awards under the Equity Plan. The Equity Plan provides that the Compensation Committee may determine which employees are granted Awards and the number of shares subject to each Award. The non-employee directors are eligible for automatic grants of stock awards and stock options as further described in the narrative following the Directors Compensation Table on Page 24 of this Proxy Statement under the heading "Director Compensation".

           We have historically granted options to our employees and directors under our 1998 Stock Option Plan, our 2000 Stock Option Plan and our 2004 Stock Option Plan (the Prior Option Plans). Following the adoption of the Equity Plan, we have ceased to issue options under the Prior Option Plans, however all options previously issued under the Prior Option Plans which remain outstanding continue to be governed by the terms of such Prior Option Plans.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

           The following table sets forth information regarding each unexercised option and unvested stock award held by each of our Named Executive Officers as of March 31, 2008.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)

Howard Solomon	600,000	- -	12.0860	12/18/2008
	1,200,000	- -	13.1485	12/17/2009
	2,000,000	- -	33.4532	12/15/2010
	600,000	- -	38.1450	12/14/2011
	400,000	- -	48.3400	12/13/2012
	200,000	- -	59.0500	12/12/2013
	200,000	- -	42.5350	12/13/2014
	200,000	- -	40.2900	12/09/2015
	200,000	- -	51.5350	12/08/2016
	- -	125,000 (1)	37.2550	12/06/2017	60,000 (2)	- -

Lawrence S. Olanoff, M.D., Ph.D.	37,500	212,500 (3)	48.4850	10/30/2016	40,000 (2)	- -
	- -	75,000 (1)	37.2550	12/06/2017

Elaine Hochberg	137,012	- -	33.4532	12/15/2010
	150,000	- -	38.1450	12/14/2011
	100,000	- -	48.3400	12/13/2012
	30,000	20,000 (4)	59.0500	12/12/2013
	22,500	27,500(5)	42.5350	12/13/2014
	15,000	35,000(6)	40.2900	12/09/2015
	11,250	63,750 (7)	51.5350	12/08/2016
	- -	50,000 (8)	37.2550	12/06/2017	25,000 (9)	- -

Francis I. Perier, Jr.	45,000	55,000 (10)	44.7400	09/30/2014
	15,000	35,000 (6)	40.2900	12/09/2015
	11,250	63,750 (7)	51.5350	12/08/2016
	- -	50,000 (8)	37.2550	12/06/2017	20,000 (9)	- -

Ivan Gergel, M.D.	30,000	- -	48.3400	12/13/2012
	9,000	6,000 (4)	59.0500	12/12/2013
	6,750	8,250 (5)	42.5350	12/13/2014
	11,250	52,500 (11)	40.3200	08/08/2015
	11,250	63,750 (7)	51.5350	12/08/2016
	- -	30,000 (8)	37.2550	12/06/2017	15,000 (9)	- -

___________________

(1)	The option was granted on December 6, 2007 and has a term of ten years. The option vests and is fully exercisable on the six month anniversary of the grant date.
(2)

The stock award was granted on December 6, 2007. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six month anniversary of the date of grant and as to 25% on each of the first three anniversaries of the grant date.

(3)

The option was granted on October 30, 2006 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

____________________________________________________________________________________________

(4)

The option was granted on December 12, 2003 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(5)

The option was granted on December 13, 2004 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(6)

The option was granted on December 9, 2005 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(7)

The option was granted on December 8, 2006 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(8)

The option was granted on December 6, 2007 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(9)

The stock award was granted on December 6, 2007. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first, second, third and fourth anniversaries of the grant date.

(10)

The option was granted on September 30, 2004 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(11)

The option was granted on August 8, 2005 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on the first, second, third and fourth anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

           None of our Named Executive Officers exercised any stock options during the fiscal year ended March 31, 2008 and none of the stock awards which have been granted to them vested during the 2008 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

           The following table shows the executive contributions, earnings and account balances for all Named Executive Officers who participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows full time salaried employees who have an annual base salary of at least $150,000, including the Named Executive Officers listed below, to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Deferred amounts may be invested among several investment programs at the participant’s option. Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the plan. We do not match any of these funds.

           Employees who participate in the Deferred Compensation Plan may invest deferred monies in a range of investment vehicles that generally mirror the choices available to all employees in the 401(k) plan. The investment options in the Deferred Compensation Plan have returns that would be the same as those earned on the same options in the 401(k) plan. The rates of return for deferred funds in the Deferred Compensation Plan ranged from: -21.48% to 4.66%.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Lawrence S. Olanoff, M.D., Ph.D.	279,334	(58,401)	- -	464,459
Elaine Hochberg	28,000	(23,364)	- -	124,941

___________________

(1)     The amounts set forth in this column have also been reported as "Salary" in the Summary Compensation Table on Page 17 of this Proxy Statement.

____________________________________________________________________________________________

POST-TERMINATION BENEFITS AND CHANGE IN CONTROL

Severance Arrangements

           The offer letters pursuant to which certain executive officers joined Forest, including certain of the Named Executive Officers, include a severance guarantee for the three year period commencing as of the executive’s start date (Initial Guarantee Period), or if longer, a one year severance period following his termination of employment, limited to severance and certain benefits in the event of a termination of his employment by us without Cause or his termination of employment for Good Reason, each as defined in the agreement (a Qualifying Termination). The agreement also provides for continued health coverage during the severance period. Dr. Olanoff and Mr. Perier are the only Named Executive Officers who are entitled to severance benefits pursuant to such offer letters.

           Upon a Qualifying Termination, each such officer is entitled to receive base salary payments for the Initial Guarantee Period, or if longer, the one year severance period following his termination, plus one bonus payment based on the target bonus described in the agreement, plus continued medical coverage for the employee and his family for the same period during which he is eligible to receive salary. In December of 2007, the Board approved amendments to these offer letters to ensure that the Company was in operational compliance with Section 409A of the Internal Revenue Code. The potential amounts payable to Dr. Olanoff and Mr. Perier pursuant to the severance obligations based on a termination date of March 31, 2008 are set forth in the below table.

           In connection with Dr. Gergel’s resignation, as our Senior Vice President – Scientific Affairs effective March 31, 2008, we entered into a Separation Agreement and General Release (separation agreement) with Dr. Gergel. The separation agreement provides for Dr. Gergel to serve as Special Advisor to the President & COO from April 1, 2008 until December 31, 2008 and includes standard confidentiality provisions. All payments and benefits under the separation agreement were subject to Forest’s receipt of a release and discharge from Dr. Gergel to Forest of all known or unknown claims. Payments and benefits for which Dr. Gergel is eligible pursuant to the separation agreement are set forth in the below table.

Name	Salary ($)	Bonus ($)	Continued Health Care Benefits ($) (1)	Other
Lawrence S. Olanoff, M.D., Ph.D.	1,242,917 (2)	400,000 (3)	30,258	- -
Francis I. Perier, Jr.	541,000 (4)	240,000 (5)	16,326	- -
Ivan Gergel, M.D.	423,750 (6)	50,000 (7)	1,360 (8)	57,377 (9)
(1)	Includes amounts payable for health care coverage (medical and dental) for employee and employee’s eligible family members.
(2)	Dr. Olanoff is entitled to 19 months of salary (the remaining period in the Initial Guarantee Period as of March 31, 2008).
(3)	This amount is the higher of last annual bonus or 50% of target salary.
(4)	Mr. Perier is entitled to 12 months of salary.
(5)	This amount is the higher of last annual bonus or 40% of target salary.
(6)	This amount represents Dr. Gergel’s annual base salary pro-rated for the period from April 1, 2008 through December 31, 2008.
(7)

This amount represents the potential bonus payable to Dr. Gergel for the calendar year 2008 pro-rated to reflect the period from January 1, 2008 through March 31, 2008. The actual bonus payable pursuant to the separation agreement will be determined by the Compensation Committee in December 2008.

(8)	This amount represents potential premium payments under medical and dental plans from April 1, 2008 until the earlier of the date of subsequent employment or December 31, 2008.
(9)

Includes amounts payable for unused accrued vacation time as of March 31, 2008 and amounts payable under the following plans, in each case, in accordance with the terms of the plan: (i) life insurance plan, (ii) 401(k) salary reduction plan (until the earlier of the date of subsequent employment or December 31, 2008) and (iii) profit sharing plan.

____________________________________________________________________________________________

Benefits Continuation Agreements

On December 1, 1989 the Board authorized the grant of certain medical insurance benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers. The benefit is provided to these executives and their spouses for their lifetimes following termination of the executive’s employment with Forest. The benefit is equivalent to the medical insurance benefits provided to the executives as of the date of their termination or as of December 1, 1989, if more favorable, together with payment of reasonable health care related costs. The benefit need not be provided to the extent and for any time that the executive obtains comparable coverage from a subsequent employer. Mr. Solomon is currently the only executive officer who is entitled to these benefits. The amounts payable on behalf of Mr. Solomon, assuming a termination as of March 31, 2008, are reasonably estimated to be equal to $63,000 annually.

Change in Control

           The Board has determined that it is in both our best interests and the stockholders to assure that we will have the continued dedication of our executive officers, notwithstanding the possibility of a Change in Control. The Board believes it is imperative to diminish the inevitable distraction of the executive officers by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the executive officers’ full attention and dedication to us currently and in the event of any threatened or pending Change in Control, and to provide the executive officer with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the executive officers be satisfied and which are competitive with those within our peer group. In order to accomplish these objectives, the Board has entered into Change in Control agreements with several key employees, including the Named Executive Officers.

           Each agreement becomes effective only upon the occurrence of a Change in Control and provides that the executive is entitled to salary, bonus and benefits for a three year period following a Change in Control if the executive’s employment is terminated during such period by the Company without Cause or by the employee for Good Reason or for Adequate Reason (a Qualifying Termination), each as defined in the agreement. Subject to certain exceptions, a Change in Control is (i) an acquisition of 50% or more of our common stock or voting securities by a person or group not acquiring their shares directly from us, (ii) an acquisition during any 12-month period of 30% or more of our common stock by a person or group not acquiring their shares directly from us, (iii) a change in the majority of the current Board or their designated successors not consented to by such current Board or designated successors, (iv) our liquidation or dissolution or (v) a merger, consolidation or sale of all or substantially all of our assets which involves a greater than 50% change in our stockholders or the replacement of a majority of the current Board or their designated successors.

           Upon such Qualifying Termination, employees are eligible for the following amounts: (i) the amount of our accrued compensation obligations to the executive through the termination date, consisting of unpaid base salary, a pro-rated bonus and other accrued compensation through the termination date, plus (ii) an amount equal to three times the executive’s base salary and annual bonus, plus (iii) the actuarial equivalent of the employee’s benefit under any retirement plans in which the executive participates, assuming continued participation for the three year period following the termination date. In addition, the executive shall be granted for a three year period continued medical benefits for both the executive and his or her family, provided however coverage is secondary to any coverage the executive obtains from a subsequent employer. Lastly, the employee is provided with outplacement services and any other amounts or benefits required to be paid or provided under any plan or program. In December of 2007, the Board approved amendments to these agreements to ensure that the Company was in operational compliance with Section 409A of the Internal Revenue Code with respect to its Change in Control plan.

____________________________________________________________________________________________

           The following table sets forth our reasonable estimate of the potential payments to each of our Named Executive Officers under our Change in Control Agreements if a Change in Control occurred as of March 31, 2008:

Name	Salary($) (1)	Bonus ($) (2)	Continuation of Benefits under Retirement Plans ($) (3)	Continuation of Welfare Benefits ($) (4)

Howard Solomon	3,600,000	2,063,750	161,007	72,741
Lawrence S. Olanoff, M.D., Ph.D.	2,355,000	1,300,000	94,221	64,815
Elaine Hochberg	1,753,500	910,000	88,998	87,175
Francis I. Perier, Jr.	1,623,000	780,000	89,481	51,413
Ivan Gergel, M.D. (5)	- -	- -	- -	- -

___________________

(1)	This amount is equal to three times the respective executive officer’s annual base salary in effect at March 31, 2008.
(2)	This amount is equal to 25% of the 2008 bonus which had accrued prior to March 31, 2008, plus three times the highest bonus awarded during the last three fiscal years.
(3)

Amounts set forth represent payments in connection with 401(k) savings plan and our profit sharing plans. Mr. Solomon’s amount also includes a reasonable estimate of amounts payable in connection with his Benefits Continuation Agreement.

(4)	This amount represents payments made in connection with welfare benefits plans including medical, dental and life insurance.
(5)	The Change in Control Agreement between the Company and Dr. Gergel expired on March 31, 2008 pursuant to its terms as a result of Dr. Gergel’s resignation.

DIRECTOR COMPENSATION

           The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended March 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation	Total ($)
Nesli Basgoz, M.D.	40,000	8,308	58,720	- -	107,028
William J. Candee, III	58,500	8,308	58,720	- -	125,528
George S. Cohan	41,500	8,308	58,720	- -	108,528
Dan L. Goldwasser	54,500	8,308	58,720	- -	121,528
Kenneth E. Goodman	41,500	8,308	58,720	20,773 (2)	129,301
Lester B. Salans, M.D.	53,500	8,308	58,720	- -	120,528

___________________

(1)

Represents the amount of compensation cost recognized by us in fiscal year 2008 related to stock awards and stock options granted in fiscal year 2008 and prior years, as described in Statement of Financial Accounting Standards No. 123R (SFAS 123R). For a discussion of valuation assumptions with respect to the 2008 fiscal year, see Note 1 to our 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2008.

(2)

This amount reflects payments made to Mr. Goodman pursuant to his Benefits Continuation Agreement in connection with his retirement from his position as President and Chief Operating Officer with Forest. The provisions of the Benefits Continuation Agreement are described on Page 23 of this Proxy Statement under the heading "Benefits Continuation Agreements."

____________________________________________________________________________________________

Director Fees

           During the fiscal year ended March 31, 2008, we had the following standard compensation arrangement with our non-employee directors: $30,000 for services as a director plus a fee of $2,000 for each Board of Directors meeting attended; $1,500 for attendance at a Committee meeting plus a fee of $1,000 for each Committee Chairman for each Committee meeting attended provided the Committee meeting was not held in conjunction with a Board of Directors meeting. In addition, we have an arrangement to pay $1,000 to any out-of-town non-employee director who was required to come to New York City for a meeting. Mr. Candee received a fee of $5,000 in addition to other director fees in consideration of his services as secretary of meetings of the Board of Directors and of Committees of which he is a member.

Automatic Equity Grants

           In addition, our non-employee directors participate in the 2007 Equity Incentive Plan (the Equity Plan). Under the Equity Plan, an initial grant of options covering 20,000 shares of common stock is automatically granted to non-employee directors upon appointment to the Board. Each such option grant is at an exercise price equal to the average of the high and low prices of the common stock on the NYSE on the grant date. The stock options become exercisable as to 25% of the shares covered by the options on the six-month anniversary of the grant date and on each anniversary of the grant date until all such options are exercisable. No new directors were appointed during fiscal year 2008, and accordingly, no directors were eligible for this grant.

           The Equity Plan further provides for the automatic annual grant to each of our non-employee directors of options to purchase 4,000 shares of common stock on the date of their annual election or re-election by our stockholders. Each such option grant is at an exercise price equal to the average price of the common stock on the NYSE on the grant date and become fully exercisable on the six month anniversary of the grant date. All options granted under the Equity Plan to non-employee directors have a term of ten years from the grant date, subject to earlier termination in accordance with the terms of the Equity Plan.

           Lastly, the Equity Plan also provides for the automatic annual grant to each of our non-employee directors of 1,000 shares of common stock. The annual stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six month anniversary of the grant date and each of the first, second and third anniversaries of the grant date.

____________________________________________________________________________________________

AUDIT COMMITTEE REPORT(1)

           For the fiscal year ended March 31, 2008, the Audit Committee consisted of William J. Candee, III (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D. The Board has affirmatively determined that Messrs. Candee and Goldwasser and Dr. Salans are independent as defined under the NYSE listing standards and Rule 10A-3 of the Securities and Exchange Act of 1934. The Committee operates under a written charter adopted by the Board of Directors.

           The Committee recommends to the Board, subject to stockholder ratification, the selection of our independent registered public accounting firm. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Committee monitors and oversees these processes.

           In this context, the Committee has met and held discussions with management, the internal auditor and BDO Seidman, LLP (BDO), our independent registered public accounting firm. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and BDO. The Committee discussed with BDO matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees). BDO also provided the Committee with the written disclosures required by Independence Standard Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with BDO its independence.

           In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the Securities and Exchange Commission. The Board has adopted this recommendation.

                                                                                                      Audit Committee

                                                                                                     William J. Candee, III
                                                                                                     Dan L. Goldwasser
                                                                                                     Lester B. Salans, M.D.

___________________

(1)

Notwithstanding anything to the contrary set forth in any of Forest’s previous or future filings under the Securities Act of 1933 or the 1934 Act, the Audit Committee Report shall not be incorporated by reference in any such filings.

____________________________________________________________________________________________

PROPOSAL 2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

           On May 12, 2008, the Board of Directors unanimously adopted, subject to stockholder approval at the Annual Meeting, the Amended and Restated Certificate of Incorporation as set forth in Appendix B (the Proposed Restatement). Forest’s Certificate of Incorporation (the Charter) was originally filed on April 11, 1956 and has been amended from time to time over the years. The Proposed Restatement is intended to update the Charter and to integrate it into a single comprehensive document. The Proposed Restatement also deletes certain provisions which are duplicative of provisions of the Delaware General Corporation Law (the DGCL). If the Proposed Restatement is approved by the stockholders, it will be filed with the Delaware Secretary of State and become effective upon such filing.

Summary of Proposed Changes to the Certificate of Incorporation

Integration

           Since the Charter’s initial adoption in 1956, there have been numerous amendments to the Charter, each of which is now represented by a separate document. The Proposed Restatement integrates all of the amendments that have been made by Forest to the Charter since 1956 into one unified document, which eliminates the need to refer to a number of separate documents in order to find the complete text of the Charter.

Business Purpose Provisions

           The detailed description of Forest’s business purposes has been simplified to mirror the requirements of Section 102 of the DGCL as is the current practice for Delaware corporations. The clause currently in effect lists specific types of business activities which Forest may engage in, rather than the more usual formula which authorizes any type of business activity which is permitted under the DGCL. The Proposed Restatement ensures that Forest is properly authorized to transact business for all purposes permitted for a Delaware corporation.

Common and Preferred Stock Provisions

           The provisions relating to rights granted to common stockholders have been deleted since such provisions merely restated the rights granted to common stockholders under Sections 170, 212 and 281 of the DGCL. In addition, the Proposed Restatement reflects the elimination of the designations of rights and preferences assigned to specific classes of preferred stock which are no longer issued or outstanding.

Powers of the Board of Directors

           The powers of the Board of Directors have been amended to reinstate a provision granting the Board the power to amend our by-laws by majority vote of the Board as permitted by Section 109 of the DGCL. This provision was originally included in our Charter but was removed by an amendment filed in 1957. Reinstating this provision in the Charter does not divest the power of stockholders to amend the by-laws. The by-laws of a corporation set forth the rules and regulations governing certain processes and procedures relative to the governance of a corporation. In the future it may be desirable, or even necessary, to add or change by-law provisions to reflect changes in our practices or changes in applicable law. We believe that it is important and in the best interest of Forest for the Board to have the ability and flexibility to amend the by-laws without the necessity of incurring the expense and time delay of a stockholder meeting. The Board of Directors has no intention at this time of amending the by-laws under which the Company currently operates, a copy of which is filed as an exhibit in our Annual Reports on Form 10-K.

           The Proposed Restatement also deletes a reference to the power of the Board of Directors to sell all of the assets or securities of Forest when and as authorized by the majority of stock issued and outstanding since this provision is duplicative of the powers granted to the Board of Directors by Section 271 of the DGCL.

____________________________________________________________________________________________

Miscellaneous Provisions

           In addition to the foregoing changes, certain immaterial revisions were made to the Charter to correct typographical errors included in the 1957 amendment and to update certain information, such as the address for our Registered Agent, which conforms to the address currently on file with the State of Delaware. Similarly, the provisions referencing the initial incorporator and reflecting historical changes from our initial capital structure are no longer necessary and accordingly have been deleted.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AS SET FORTH IN APPENDIX B.

____________________________________________________________________________________________

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

           The firm of BDO Seidman, LLP (BDO) has audited our financial statements for each of the three fiscal years ended March 31, 2008. In addition to retaining BDO to audit our consolidated financial statements for fiscal year 2008, we and our affiliates retained BDO, as well as other accounting and consulting firms, to provide various consulting and other services in fiscal year 2008, and expect to continue to do so in the future.

           The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q (Audit Fees) for fiscal years 2008 and 2007, and fees billed for other services rendered by BDO.

	2008		2007
Audit Fees	$1,428,398		$1,217,500
Audit Related Fees(1)	92,287	(2)	30,000	(3)
Tax Fees(1)			117,157	(4)
	$1,520,685 ========		$1,364,657 ========

___________________

(1)	The Audit Committee has considered the non-audit services performed for us by BDO in their evaluation of that firm’s independence.
(2)

Audit related fees were principally related to services rendered in connection with the acquisition of Cerexa, the audit of our benefit plan and services rendered in connection with the registration of shares underlying our 2007 Equity Incentive Plan.

(3)	Audit related fees were principally related to the audit of our benefit plan.
(4)	Tax fees were primarily related to tax return review, state tax matters and tax advisory services.

           The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determinations at full Audit Committee Meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

           The Board desires to continue the services of BDO for the current fiscal year ending March 31, 2009. Accordingly, the Board recommends that you ratify the appointment by the Board of BDO to audit the financial statements of Forest for the current fiscal year. Representatives of BDO are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

            THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE APPOINTMENT OF BDO SEIDMAN, LLP.

____________________________________________________________________________________________

MISCELLANEOUS

Annual Report

           Forest’s 2008 Annual Report is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

           AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MARCH 31, 2008. PLEASE MAIL YOUR REQUEST TO CORPORATE SECRETARY, FOREST LABORATORIES, INC., 909 THIRD AVENUE, NEW YORK, NEW YORK 10022. YOU MAY ALSO ACCESS OUR 10-K UNDER THE "INVESTORS" LINK ON OUR WEBSITE AT WWW.FRX.COM.

Proposals of Stockholders

           If you wish to submit a proposal for consideration at our 2009 Annual Meeting of Stockholders, you should submit the proposal in writing to us at the address set forth on Page 1 of this Proxy Statement. Proposals must be received by us on or before March 1, 2009, for inclusion in next year’s proxy materials. If you submit a proposal you must, in all other respects, comply with Rule 14a-8 under the Securities Exchange Act of 1934. If you intend to present a proposal at our 2009 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials, you are required to provide notice of the presenting proposal to us in accordance with our by-laws no later than June 13, 2009 nor earlier than May 16, 2009.

           If a properly submitted stockholder proposal is received after May 16, 2009, we may vote in our discretion as to that proposal all of the shares for which we have received proxies for the 2009 Annual Meeting of Stockholders.

Your vote is important. We urge you to vote by mail, by telephone, or on the Internet without delay.

                                                                                                     WILLIAM J. CANDEE, III,
                                                                                                     Secretary

Dated: July 1, 2008

____________________________________________________________________________________________

APPENDIX A

DIRECTOR QUALIFICATION STANDARDS

●	No Director who is an employee or a former employee of Forest will be considered "independent" until three years after the employment has ended.
●

No Director who receives more than $100,000 per year in direct compensation from Forest, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation will be considered "independent."

●

No Director who is, or in the past three years has been, part of an interlocking directorate in which an executive officer of Forest serves on the compensation committee of another company that currently employs the Director will be considered "independent."

●

No Director who during the prior three years, was an executive officer or an employee, or whose immediate family member was an executive officer, of a company that made payments to, or received payments from Forest for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross assets will be considered "independent."

APPENDIX B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FOREST LABORATORIES, INC.

(Incorporated April 11, 1956)

Forest Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

            I.         The name of the corporation is Forest Laboratories, Inc.

            II.         The original certificate of incorporation of the corporation was filed with the Secretary of State of Delaware on April 11, 1956.

            III.        This amended and restated certificate of incorporation has been duly adopted in accordance with sections 242 and 245 of the Delaware General Corporation Law by the board of directors and stockholders of the corporation.

            IV.         The text of the certificate of incorporation as heretofore amended or supplemented is hereby integrated, amended and restated as follows:

              FIRST: The name of the corporation is FOREST LABORATORIES, INC.

              SECOND: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

              THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

              FOURTH: The total number of shares of stock which the corporation is authorized to issue is 1,001,000,000, of which 1,000,000,000 shares of the par value of $.10 per share are to be Common Stock, and 1,000,000 shares of the par value of $1.00 per share are to be Preferred Stock ("Series Preference Stock").

                           A statement of the designations and the powers, preferences and rights of all series of Series Preference Stock and the qualifications, limitations or restrictions thereof, the fixing of which by the certificate of incorporation is desired, and the authority of the board of directors to fix by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:

                           (a)               Shares of Series Preference Stock may be issued from time to time in one or more series. The preferences and relative participating, optional and other special rights of each series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; the terms of each series shall be as specified in this Article and in the resolution or resolutions hereinafter referred to; and the board of directors of the corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the designations, preferences and relative participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, but without limiting the generality of the foregoing, the following:

                                          (i)          The rate and times at which, and the terms and conditions on which, dividends on the Series Preference Stock of such series shall be paid;

                                          (ii)         The right, if any, of holders of Series Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the corporation and the terms and conditions of such conversion or exchange;

                                          (iii)       The redemption price or prices and the time at which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;

                                          (iv)        The rights of the holders of Series Preference Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation;

                                          (v)        The voting power, if any, of the Series Preference Stock of such series; and

                                          (vi)       The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Series Preference Stock of such series.

                           (b)               All shares of each series shall be identical in all respects to the other shares of such series. The rights of the Common Stock of the corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the board of directors as aforesaid.

              FIFTH: The corporation is to have perpetual existence.

              SIXTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

              SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

                           To make, alter or repeal the by-laws of the corporation.

                           To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                           To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                           By resolution passed by a majority of the whole board of directors, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

              EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

              NINTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

              TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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              ELEVENTH: (a) The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-law, agreement, vote of stockholders, or otherwise.

                           (b)               No person serving as a director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

              TWELFTH: In the absence of fraud, no contract or other transaction between this corporation and any other corporation or any partnership or association shall be affected or invalidated by the fact that any director or officer of this corporation is pecuniarily or otherwise interested in or is a director, member or officer of such other corporation or of such firm, association or partnership or is a party to or is pecuniarily or otherwise interested in such contract or other transaction or in any way connected with any person or persons, firm, association, partnership or corporation pecuniarily or otherwise interested therein; any director may be counted in determining the existence of a quorum at any meeting of the board of directors of this corporation for the purpose of authorizing any such contract or transaction with like force and effect as if he were not so interested, or were not a director, member or officer of such other corporation, firm, association or partnership.

              THIRTEENTH: No stockholder of this corporation shall, because of his ownership of stock, have a preemptive or other right to purchase, subscribe for, or take any part of any stock or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of this corporation issued, optioned, or sold by it after its incorporation. Any part of the capital stock and any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase stock of this corporation authorized by this certificate of incorporation or by an amended certificate duly filed, may at any time be issued, optioned for sale, and sold or disposed of by this corporation pursuant to resolution of its board of directors to such person and upon such terms as may to such board of directors seem proper without first offering such stock or securities or any part thereof to existing stockholders.

IN WITNESS WHEREOF, Forest Laboratories, Inc. has caused this amended and restated certificate of incorporation to be signed by Howard Solomon, its Chairman and Chief Executive Officer on this ______ day of August 2008.

                                                                                   FOREST LABORATORIES, INC.

                                                                                   __________________________________________
                                                                                   Howard Solomon
                                                                                   Chairman and Chief Executive Officer

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Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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FOREST LABORATORIES, INC.

Proxy - For the Annual Meeting of Stockholders – August 11, 2008

              I appoint Howard Solomon and Lawrence S. Olanoff, M.D., Ph.D., or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of FOREST LABORATORIES, INC. which I am entitled to vote at the Annual Meeting of Stockholders to be held on August 11, 2008 at 10:00 A.M. at JP Morgan Chase & Co. Corporate Headquarters, 277 Park Avenue, New York, New York, and any adjournments of the meeting on all matters coming before said meeting.

              My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all the nominees listed under Proposal 1, "FOR" Proposal 2 and "FOR" Proposal 3. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors Recommends a Vote FOR proposals 1, 2, and 3.

(continued on reverse side)

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FOREST LABORATORIES, INC. 909 THIRD AVENUE 24th FLOOR NEW YORK, NY 10022

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Forest Laboratories, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest Laboratories, Inc., c/o  Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:   FORLB1    KEEP THIS PORTION FOR YOUR RECORDS

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                                                                                                                                                    DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

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FOREST LABORATORIES, INC. Vote On Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of eight Directors:	[ ]	[ ]	[ ]

Nominees:
01) Howard Solomon 02) Lawrence S. Olanoff, M.D., Ph.D. 03) Nesli Basgoz, M.D. 04) William J. Candee, III	05) George S. Cohan 06) Dan L. Goldwasser 07) Kenneth E. Goodman 08) Lester B. Salans, M.D.

Vote On Proposals	For	Against	Abstain

2. Adoption of the Amended and Restated Certificate of Incorporation.	[ ]	[ ]	[ ]

3. Ratification of BDO Seidman, LLP as Independent Registered Public Accounting Firm.	[ ]	[ ]	[ ]

      Please sign here exactly as your name(s) appear(s) on this proxy. If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by authorized person.

      PLEASE SIGN, DATE AND MAIL IN THE ENVELOPE PROVIDED.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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